Exhibit 16.1

December 9, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Abpro Holdings, Inc. (formerly Atlantic Coastal Acquisition Corp. II) under Item 4.01 of its Form 8-K dated December 9, 2024. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Abpro Holdings, Inc. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP

Marcum llp / 340 Mount Kemble Ave, Suite 210N / Morristown, NJ 07960 / Phone 973.929.3500 / marcumllp.com